Exhibit 99(h)(iii)

FUND PARTICIPATION AGREEMENT

This agreement is made this      day of             , 2007 by and among WILSHIRE VARIABLE INSURANCE TRUST, a Delaware Statutory Trust (the “Trust”), on its own behalf and on behalf of each of the series of portfolios set forth on Schedule A, as may be amended from time to time (each a “Fund” and collectively, the “Funds”), “PFPC DISTRIBUTORS, INC., a Massachusetts corporation (“Distributor”), and GREAT AMERICAN INSURANCE COMPANY, a life insurance company organized under the laws of the state of                      (“Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule B, as may be amended from time to time (“each an “Account” and collectively the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires for its Funds to act as investment vehicles for separate accounts established for variable annuity contracts and variable life insurance policies to be offered by insurance companies that have entered into participation agreements with the Trust (“the Participating Insurance Companies”); and

WHEREAS, the Distributor is registered as a broker-dealer with the SEC under the Securities and Exchange Act of 1934, as amended (the “1934 Act”), is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”) and acts as principal underwriter for the Funds; and

WHEREAS, the capital stock of the Trust is divided into several series of portfolios, each series representing an interest in a particular managed portfolios of securities and other assets; and

WHEREAS, the each of the Funds are structured as a “fund of funds,” which means that each Fund attempts to implement its investment strategies by investing in the Funds listed in Schedule C (“Underlying Funds”); and

WHEREAS, the Trust has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Funds to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the” Shared Fund Exemptive Order”); and

WHEREAS, the Company has registered or will register under the 1933 Act certain variable annuity contracts and/or variable life insurance policies funded or to be funded through one or more of the Accounts (the “Contracts”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Funds (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Trust intends to sell such Shares to the relevant Accounts at such Shares’ net asset value.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I

Sale of Fund Shares

A)	Subject to Section C, the Trust shall cause the Distributor to make Shares available to the Accounts at the most recent net asset value provided to the Company prior to receipt of such purchase order by the Trust or its agent, in accordance with the operational procedures mutually agreed to by the Trust or its agent and the Company from time to time and the provisions of the then current prospectus of the Trust and the Funds. Shares of a particular Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The procedures relating to purchase, redemption or exchange orders and the handling thereof will be subject to the terms of the Prospectus of the Fund involved and instructions received by Company from the Fund or its Transfer Agent from time to time. The Directors of the Trust (the “Directors”) may refuse to sell shares of any Fund to any person (including the Company and the Accounts), or suspend or terminate the offering of shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Directors acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, necessary in the best interest of the shareholders of such Funds.

B)	The Company will not present any conditional purchase orders, and the Company understands that no conditional orders will be accepted by the Trust or its agents. The Company agrees that purchase orders placed by the Company will be made only for the purpose of covering purchase orders already received from the Company’s customers. Further, the Company shall not withhold the placement of such orders so as to profit itself; provided, however, that the foregoing shall not prevent the purchase of Shares by the Company for the Company’s own bona fide investment.

C)

Company will be compensated by Trust as set forth in the applicable current Prospectus for the Trust for services that Company provides pursuant to this agreement. The Company acknowledges that any compensation paid to the Company is subject to the terms of the Distribution Plan for the Underlying Funds under Rule 12b-1 adopted by the Trust (the “Plan”), Rule 12b-1 promulgated pursuant to the Investment Company Act of 1940, as amended, and all rules and regulations of the National Association of Securities Dealers, Inc. (the “NASD”). The Company acknowledges that any compensation paid to the Company is subject to the terms of the Plan for the Underlying Funds, since the Funds’ Rule 12b-1 Plan is a reimbursement plan which reimburses only for expenses incurred and does not include payment for distribution services. The Company understands and agrees that, if any Shares of the Funds sold under this Agreement are redeemed or repurchased by the Funds or are tendered for redemption within seven business days after the date of confirmation of the initial purchase of such Shares, Company shall forfeit and repay to the Funds any portion of a sales charge reallowed by Distributor to Company with respect to such Shares.

D)	Subject to Section C, the Trust will redeem for cash any full or fractional shares of any Fund when requested by the Company on behalf of an Account at the most recent net asset value provided to the Company prior to receipt by the Trust or its agent of the request for redemption, as established in accordance with the operational procedures mutually agreed to by the Trust or its agent and the Company from time to time and the provisions of the then current prospectus of the Trust and the Funds. The Trust shall make payment for such shares in accordance with Section D, but in no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

E)	(1) The Company will not aggregate orders received from its Contract holders after close the New York Stock Exchange (generally, 4:00 p.m. Eastern Time )(“Market Close”) with orders received before Market Close, and represents that its internal control structure concerning the processing and transmission of orders is reasonably designed to prevent or detect on a timely basis orders received after Market Close from being aggregated with orders received before Market Close and to minimize errors that could result in transmission of late orders. Orders received by Company before Market Close will receive that day’s net asset value and Orders received by Company after Market Close will receive the next day’s net asset value.

(2) The Trust shall accept purchase and redemption orders resulting from investment in and payments under the Contracts on each Business Day, provided that such orders are received prior to 9:00 a.m. Eastern Time and reflect instructions received by the Company from Contract holders in good order prior to the Market Close or such other time as of which the net asset value of each Fund is priced in accordance with the preceding paragraph and the Fund’s prospectus on the prior Business Day. “Business Day” shall mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC. Purchase and redemption orders shall be provided by the Company in such written or electronic form (including, without limitation, facsimile) as may be mutually acceptable to the Company and the Trust or its agent, to the extent consistent with the Fund’s prospectus and statement of additional information. The Trust or its agent may reject purchase and redemption orders which are not in such agreed upon form. In the event that the Company and the Trust or its agent agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming with the Trust or its agent that any communication sent by the Company was in fact received by the Trust or its agent in proper form and in accordance with the terms of the Agreement. The Trust and its agents shall be entitled to rely upon, and shall be fully protected from all liability in acting upon the instructions of the persons identified by the Company to the Trust in writing as “authorized individuals” for purposes of making communications under this paragraph (E)(2).

F)	Purchase orders that are transmitted to the Trust in accordance with Section E shall be paid for no later than the end of the Business Day on which the Trust or its agent receives notice of the order. Payment for purchases of Shares made by wire order from Company shall be made directly to the bank as noted in the Prospectus, as agent for the Transfer Agent, in an amount equal to the Current Offering Price per Share being purchased without deduction for any compensation to be paid to Company. If such payment is not received at the customary or required time for settlement of the transaction, Company understands that the Trust reserves the right, without notice, forthwith, to cancel the sale. In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Trust or its agent pursuant to Section E, the Company shall hold the Trust harmless from any losses reasonably sustained by the Trust as a result of acting in reliance on such purchase order. Redemption orders that are transmitted to the Trust in accordance with Section E shall be paid for no later than the end of the Business Day on which the Trust receives notice of the order. Payments shall be made in federal funds transmitted by wire. In the event that the Trust shall fail to pay in a timely manner for any redemption order pursuant to Section E, the Trust shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

G)	Exchanges (i.e., the investment of the proceeds from the liquidation of Shares of one Fund in the Shares of another Fund or shares of another registered open-end investment fund specified in the Prospectus) shall, where available, be made in accordance with the terms of the Prospectus.

H)	Issuance and transfer of Shares will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares ordered from the Trust will be recorded in the appropriate title for each Account or the appropriate subaccount for each Account.

I)	The Trust shall furnish prompt written notice to the Company of any income, dividends or capital distribution payable on Shares. The Company hereby elects to receive all such income dividends and capital gain distributions as are payable on a Fund’s Shares in additional Shares of that Fund. The Company reserves the right to revoke this election and receive all such income, dividends or capital gain distributions in cash. The Trust shall notify the Company in writing of the number of Shares so issued as payment of such dividends and distributions.

J)	The Trust agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts in accordance with the Shared Fund Exemptive Order. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Shares will be used only for the purpose of funding the Contracts and Accounts listed in Schedule B, as amended from time to time.

K)	The Trust agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article IV of this Agreement.

L)	The Trust reserves the right to reject any purchase orders, including exchanges, for any reason, including if the Trust, in its sole opinion, believes the Company’s Contract holder(s) is engaging in short-term or excessive trading into and out of a Fund or otherwise engaging in trading that may be disruptive to a Fund (“Market Timing”). The Company agrees to provide to the Trust, upon written request of the Trust or its agent (or their authorized affiliates), the TIN, International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”), if known, of any or all holders of Shares (“Shareholders”) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by Company during the period covered by the request.

(1)	Requests must set forth a specific period for which transaction information is sought, which generally will not exceed ninety (90) days (or any three (3) month period, as applicable) of transaction information. The Trust or its agent may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(2)	Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section L. If requested by the Fund or its designee, Company agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section L is itself an intermediary (“Indirect Intermediary”) and, upon further request of the Trust or its designee, promptly either (i) provide (or arrange to have provided) the information set forth in Section L for those shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Company additionally agrees to inform the Trust or its agent whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Trust or its agent should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

(3)	The Company agrees to execute written instructions from the Trust or its agent to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Trust or its agent as having engaged in transactions of the Fund’s Shares (directly or indirectly through an account with Company) that violate policies established by the Trust for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Trust.

(a)	Instructions to restrict trading must include the Shareholder(s)’ TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b)	Company agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Company.

(c)	Company will provide written confirmation to the Trust or its agent that instructions have been executed. Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

ARTICLE II

Obligations of the Parties

A.	The Company shall have the following duties and obligations:

1.	The Company will provide one or more of the following activities or expenses primarily intended to result in the sale of Shares, including, but not limited to: (i) distribution of the Shares; (ii) aiding in the processing of purchase or redemption requests for the Shares or the processing of dividend payments with respect to the Shares; (iii) providing information periodically to Customers showing their positions in the Fund; (iv) forwarding communications from the Trust to Customers; (v) rendering ongoing advice concerning the suitability of particular investment opportunities offered by the Trust in light of the Customer’s needs; (vi) responding to inquiries from Customers relating to such services; and (vii) training personnel in the provision of such services; and / or

2.

The Company will provide one or more of the following administrative services to the Shares, which may include (and are in addition to any such general services provided to a Fund as a whole): (i) aggregating and processing purchase and redemption requests for Shares from Customers and placing net purchase and redemption orders with the Trust or its agent; (ii) providing Customers who are not record owners with statements showing their positions in the Fund; (iii) processing dividend payments for Shares; (iv) providing sub-accounting services for Customers; (v) forwarding shareholder communications, such as proxies, shareholder reports, dividend and tax notices, and updating Prospectuses to Customers who are not record owners; and (vi) receiving, tabulating and transmitting proxies executed by Customers who are not record owners;

3.	The Company will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Company’s business, or any personnel employed by Company) as may be reasonably necessary or beneficial in order to provide such services to Customers. The Customers in question are for all purposes Company’s Customers and not the Trust or the Distributor’s Customers. The Trust or its agent shall execute Company’s transactions for each of Company’s Customers only upon Company’s authorization; it being understood in all cases that (i) Company is acting as the agent for the Customer; (ii) as between Company and the Customer, the Customer will have beneficial ownership of the securities; (iii) each transaction is initiated solely upon the order of the Customer; (iv) each transaction shall be executed by the Trust or its agent only upon receipt of instructions from Company acting as agent for Company’s Customer, and (v) each transaction is for the account of the Customer and not for Company’s account. Company shall be responsible for opening and approving and monitoring Customer accounts, all in accordance with applicable law, including the rules of the SEC and NASD.

4.	Company will offer and sell the Shares only in accordance with the terms and conditions of the current Prospectus and Statement of Additional Information (“SAI”) and Company shall not give any information or make any representations or statements on behalf of the Trust or Distributor or concerning the Fund, other than information or representations contained in and accurately derived from the registration statement or prospectus or SAI for the shares, or in any authorized supplemental material supplied by the Trust or the Distributor. In connection with the offers to sell and sales of Shares, Company agrees to deliver or cause to be delivered to each person to whom such offer or sale is made, at or prior to the time of completion of such sale, a copy of the Prospectus and, upon request, SAI of the Portfolio involved.

5.	Company may not publish any advertisement or distribute sales literature or other written material to the public which makes reference to the Distributor or the Trust or any of the Funds (except material which Distributor has furnished to Company) without Distributor’s prior written approval.

6.	Company agrees to be responsible for the proper instruction and training of all sales personnel employed or registered as a broker or sales representative with Company, in order that the shares will be offered in accordance with the terms and conditions of this Agreement, and all applicable laws, rules and regulations.

7.	Company agrees to obtain from each customer to whom Company sells Shares any taxpayer identification number certification required by Section 3406 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and to provide the Trust or its agent with timely written notice of any failure to obtain such certification in order to enable the implementation of any required backup withholding in accordance with Section 3406 of the Code and the regulations thereunder.

8.	The Company shall furnish, or cause to be furnished, to the Trust or its designee, a copy of the language that would be used in any prospectus for the Contracts or SAI for the Contracts in which the Trust, the Distributor, any of their affiliates, or any of the Funds (collectively, “Fund Parties”) is named prior to the filing of such document with the SEC. Upon request, if any of the Fund Parties are named, the Company shall furnish, or shall cause to be furnished, to the Distributor each piece of sales literature or other promotional material in which the Fund, the Distributor, any of their affiliates, or any of the Funds is named, at least ten (10) Business Days prior to its use. No such prospectus, SAI or material should be used if the Fund Parties reasonably object to such use within ten (10) Business Days after receipt of such material.

9.	The Company shall register and qualify the Contracts for sale to the extent required by applicable law. The Company shall amend the registration statement of the Contracts under the 1933 Act and registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable law. The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws of the various states.

10.	Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for variable Contract holders, and if a meeting of shareholders of the Trust (or any Fund) is called by the Directors: (a) the Company will provide pass-through voting privileges to owners of Contracts whose cash values are invested, through the Accounts, in Shares of the Fund; (b) the Company shall calculate voting privileges in the manner established by the Fund; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Contract holders are received, as well as Shares held or owned by the Company for their general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Contract owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

11.	The Company will maintain all records required by law to be kept by Company relating to transactions in Shares and, upon request by the Trust or its agent, promptly make available such records and other records to the Trust or its agent as the Trust or its agent may reasonably request. Upon the request of the Trust or its agent, the Company shall provide copies of historical records relating to transactions between the Trust and the Company’s Customers, written communications regarding the Trust or any of the Funds to or from Customers, and other materials as may reasonably be requested to enable the Trust or any other designated entity, including without limitation, auditors, investment advisers or transfer agents of the Trust, to monitor and review services being provided under this Agreement, or to comply with any request of a governmental body or self-regulatory organization. The Company also will permit the Trust, or any duly designated representative, to have reasonable access to the Company’s personnel and records in order to facilitate the monitoring of the quality of the services being provided under this Agreement.

B.	The Trust and Distributor shall have the following duties and obligations:

1.	The Trust shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), prospectuses and SAI of the Trust required to be so filed. The Trust shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section B.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

2.	The Trust shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. If the Trust determines that notice filings are appropriate, the Trust shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.

3.	At least annually, the Trust or its agent shall provide the Company, free of charge, with as many copies of the current prospectus (describing only the Funds listed in Schedule A hereto) for the Shares of as the Company may reasonably request for distribution to Contract owners. The Trust or its designee shall provide the Company, at the Company’s expense, with as many copies of the then current prospectus for the Shares as the Company may reasonably require for distribution to prospective purchasers of Contracts. The Trust or its agent shall provide copies of the SAI for the Shares to Contract owners as requested. If applicable, the Trust or its agent shall provide the Company, free of charge, copies of the Trust’s proxy materials, reports to shareholders and other communications to shareholders in such quantity as the Company shall reasonably require for distribution to Contract owners.

4.	The Distributor shall notify the Company of each state or jurisdiction in which the Funds cannot be sold because such shares are not either qualified for sale or exempt from the requirements of the relevant securities laws.

ARTICLE III

Representations and Warranties

A.	The Company makes the following representations and warranties:

1.	The Company is an insurance company duly organized and in good standing under the laws of the State of ______ and has established each Account as a separate account under such law.

2.	The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for the Company’s lawful execution and delivery of this Agreement and the Company’s performance hereunder have been obtained.

3.	The Company has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts.

4.	The Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts and the Contracts will be issued in compliance in all material respects with all applicable federal and state laws.

5.	The Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance polices, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as amended (“Code”). The Company shall make every effort to maintain such treatment and shall notify the Trust and the Distributor immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

6.	Company will have the full right, power and authority to effect transactions (including without limitation, placing any purchase and redemptions) in Shares on behalf of all Customer accounts provided by Company to the Trust or to any transfer agent of the Fund as such term is defined in the Prospectus of the Fund (the “Transfer Agent”).

7.	In the event an issue pertaining to this Agreement or the Plan is submitted for shareholder approval, the Company will vote any Shares held for the Company’s own account in the same proportion as the vote of the Shares held for the Company’s Customers’ accounts.

8.	The Company is in compliance with all applicable anti-money laundering laws, rules and regulations, including the reporting, recordkeeping and compliance requirements of the Bank Secrecy Act (“BSA”), as amended by the USA PATRIOT Act, its implementing regulations, and related SEC and SRO rules (together, “AML Regulations”). The AML Regulations include requirements to identify and report currency transactions and suspicious activity, to verify customer identity, to conduct customer due diligence, and to implement anti-money laundering compliance programs. As required by the AML Regulations, The Company hereby certifies that it has a comprehensive anti-money laundering compliance program which includes (i) policies, procedures and internal controls for complying with the AML Regulations; (ii) policies, procedures and internal controls for identifying, evaluating and reporting suspicious activity; (iii) a designated compliance officer or officers; (iv) training for appropriate employees; and (v) an independent review of the anti-money laundering compliance program.

Further, the Company agrees to comply with the economic sanctions programs administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). The Company certifies that it has an OFAC compliance program in place which includes (i) procedures for checking customer names and persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially-designated nationals, terrorists and drug traffickers; (ii) the screening of wire transfers and other payments against the OFAC lists; (iii) a designated compliance officer; (iv) an internal communication network; (v) training of appropriate personnel; and (vi) an independent audit function to review the effectiveness of the compliance program.

The Company will remain in compliance with the AML Regulations at all times during which Servicing Agent sells and/or services shares of the Fund. The Company will, upon Distributor’s reasonable written request, but not more than once each year, certify that the Company complies with the AML Regulations and OFAC sanctions programs.

9.	Notwithstanding anything in this Agreement to the contrary, the Company agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed hereunder is for the specific purpose of permitting the Company to perform the services set forth in this Agreement. The Company agrees that, with respect to such information, the Company will comply with Regulation S-P and the Act and that the Company will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

B.	The Trust, on its own and on behalf of the Funds, makes the following representations and warranties:

1.	The Fund represents and warrants that it is duly organized and validly existing under the laws of the State of Delaware.

2.	The Fund represents and warrants that it is a registered open-end investment company under the 1940 Act, as amended and that all Shares will be issued and sold in compliance in all material respects with all applicable federal and state laws.

3.	The Trust is in compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5 of the regulations under the Code. The Trust will notify the Company immediately upon having a reasonable basis for believing that a Fund has ceased to so comply or that a Fund might not so comply in the future. In the event of a breach of this Section B.3 by the Trust, it will take all steps necessary to adequately diversity the Fund so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code.

4.	Each Fund is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the code, and represents that it will use every effort to qualify and to maintain qualification of each Fund as a RIC. The Trust will notify the Company immediately in writing upon having a reasonable basis for believing that a Fund has ceased to so qualify or that it might not so qualify in the future.

C.	The Distributor makes the following representations and warranties:

1.	The Distributor is a registered broker-dealer under the 1934 Act and is a member in good standing of the NASD, and will remain duly registered under all applicable federal and state securities laws and the laws of any applicable self-regulatory organizations.

2.	Pursuant to an Underwriting Agreement entered into between Distributor and the Trust, the Distributor serves as principal underwriter/distributor of the Fund.

ARTICLE IV

Potential Conflicts

A.

The Parties acknowledge that the Trust’s Shares may be made available for investment to other Participating Insurance Companies. In such event, the Directors of the Trust will monitor the Funds for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies and determine what action, if any should be taken in response to such conflicts. A material irreconcilable conflict may arise for a variety of reasons, including: (a) An action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretive letter, or any similar action by insurance, tax or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of the Funds are being managed; (e) a difference in voting instructions given by variable annuity contract owners, variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners.

B.	The Company agrees to promptly report any potential or existing conflicts to the Directors of the Trust. The Company will assist the Directors in carrying out the Directors’ responsibilities under the Shared Fund Exemptive Order by providing the Directors with all information reasonably necessary for the Directors to consider any issues raised, including, but not limited to, information as to a decision by the Company to disregard Contract owner voting instructions.

C.	If it is determined by a majority of the Directors of the Trust, or a majority of the Trust’s Directors who are not affiliated with the Adviser or the Distributor (the “Disinterested Directors”), that a material irreconcilable conflict exists that affects the interests of Contract owners, then the Company shall, in cooperation with other Participating Insurance Companies whose Contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps include, but are not limited to: (a) Withdrawing the assets allocable to some or all of their Accounts from the Trust or any Fund and reinvesting such assets in a different investment vehicle including, but not limited to, another Fund of the Trust, or submitting the question as to whether such segregation should be implemented to a vote of all affected Contract owners and, as appropriate, segregating the assets of any appropriate group (i.e., variable annuity contract owners or variable life insurance policy owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

D.	If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Trust’s election, to withdraw the affected Account’s investment in the Fund and terminate this agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Any such withdrawal and termination must take place within six (6) months after the Trust gives written notice that this provision is being implemented, subject to applicable law but in any event consistent with the terms of the Shared Fund Exemptive Order. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Fund.

E.	If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators,

then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within six (6) months after the Trust informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Until the end of such six (6) month period, the Trust shall continue to accept and implement orders by the Company for the purchase and redemption of Shares of the Fund.

F.	For purposes of sections C through F of Article IV of this Agreement, a majority of the Disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by a vote of the majority Contract owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within six (6) months after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors.

G.	Upon request, the Company shall submit to the Directors such reports, materials or data s the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Shared Fund Exemptive Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

H.	If and to the extent that (a) Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or Rule 6e-3 under the 1940 Act is adopted, to provide exemptive relief from any provision of the 1940 Act, or the rules promulgated thereunder, with respect to mixed or shared funding (as defined in the Notice of Application for the Shared Fund Exemptive Order), on terms and conditions materially different from any exemptions granted in the Shared Fund Exemptive Order, or (b) the Shared Fund Exemptive Order is amended to incorporate terms and conditions that differ from those set forth in this Article IV, then (a) the Trust will provide written notice of such differences to the Company, and (b) the Trust and/or the Company, as appropriate, shall take such steps as may be necessary (1) to comply with Rules 6e-2 or 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (2) to conform this Article IV to the terms and conditions contained in the Shared Fund Exemptive Order.

ARTICLE V

Standard of Care/Limitations of Liability

A.	Neither the Company, Distributor nor the Trust shall be under a duty to take any action hereunder on behalf of the other parties except as specifically set forth herein or as may be specifically agreed to by the parties in a written amendment hereto. Neither party shall be liable under the indemnification provision of Section G of this Article V, for damages except to the extent the losses were caused by the party’s own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”).

B.	Neither party shall be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.

C.	Neither party shall be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which the party reasonably believes to be genuine. Neither party shall be liable for any damages that are caused by actions or omissions taken by the party in accordance with Written Instructions or advice of counsel.

D.	Neither party nor their affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by the party or its affiliates.

E.	No party may assert a cause of action against another party or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

F.	Each party shall have a duty to mitigate damages for which the other party may become responsible.

G.	Absent a party’s failure to meet its Standard of Care (defined in Section A above), each party agrees to indemnify, defend and hold harmless the other parties and each of their affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from the performance of the party’s duties hereunder.

H.	The Sections of this Article V shall survive termination of this Agreement.

ARTICLE VI

Termination

A.	Company may terminate this Agreement by notice in writing to the Trust and Distributor, which termination shall become effective sixty (60) days after the date of mailing such notice.

B.	The Trust or Distributor may terminate the agreement, at either’s option, upon written notice to the Company of such termination, which shall be effective on the date stated in such notice.

C.	This Agreement may be terminated with respect to a Fund thereof at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors, or by vote of a majority of the class of Shares of such Fund for which services are provided hereunder, on not more than 60 days’ written notice.

D.	This Agreement shall terminate automatically in the event of its assignment (as such term is defined in the Investment Company Act of 1940, as amended).

E.	Without limiting the foregoing, either party may terminate this Agreement for cause on the violation by another party of any of the provisions of this Agreement, said termination to become effective on the date of mailing notice to the other parties of such termination.

F.	A party’s failure to terminate for any cause shall not constitute a waiver of the right to terminate at a later date for any such cause.

G.	This Agreement may be terminated at the option of the Distributor or the Trust upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance commission of any state or any regulatory body regarding the Company’s duties under this agreement or related to the sale of the Contracts, the operation of the Account, the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Trust or the Distributor’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder.

H.	This Agreement may be terminated at the option of the Trust or the Distributor if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Trust or the Distributor reasonably believes that the Contracts may fail so to qualify.

I.	This Agreement may be terminated at the option of the Company upon institution of formal proceedings against the Trust or the Distributor by the NASD, the SEC, or any other regulatory body regarding the party’s duties under this Agreement or related to the sale or purchase of Fund Shares or the operation of the Trust, or an expected or anticipated ruling, judgment or outcome which would, in the Company’s reasonable judgment, materially impair the Trust or Distributor’s ability to meet and perform its respective obligations and duties hereunder.

J.	This Agreement may be terminated at the option of the Company if the Internal Revenue Service determines that any Fund fails to qualify as a “Regulated Investment Company” under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code.

ARTICLE VII

Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

If to the Distributor:

Mr. Bruno DiStefano

PFPC Distributors, Inc.

760 Moore Road

King of Prussia, PA 19406

If to the Company:

ARTICLE VIII

Miscellaneous

A.	This Agreement is not, and shall not be deemed, an exclusive arrangement between the parties and shall not prohibit, restrict, condition, or otherwise prevent either party from entering into the same or similar arrangements with either party’s affiliates or with third parties.

B.	Neither this Agreement nor the performance of the services herein shall be considered to create, and all parties expressly disclaim, any agency, joint venture, partnership, or association between the parties.

C.	This Agreement will be construed by and governed in accordance with the laws of the State of Delaware, without reference to conflicts of law principles, and shall, to the extent applicable, be subject to the provisions of the 1934 and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statues, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

D.	If any provision of this Agreement is deemed to be in violation of law or is unenforceable, the remainder of this Agreement with such provision omitted will remain in full force and effect.

E.	This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof. This Agreement may be modified, and any provision of this Agreement may be waived, only in writing signed by the parties. No failure of either party to insist upon strict performance of any provision of this Agreement shall constitute a waiver.

F.	Any amendment to this Agreement will be valid only if in writing and signed by the parties. The parties agree that Funds may be deleted from and additional Funds may be added to Schedule A of this Agreement (and become funds for purposes of this Agreement), upon the parties execution of an amended Schedule A detailing such change.

G.	Each party shall cooperate with each other party and all appropriate governmental authorities (including, but not limited to, the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereunder.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the date and year first above written.

WILSHIRE VARIABLE INSURANCE TRUST

By:

Name:

Title:

Date:

PFPC DISTRIBUTORS, INC.

By:

Name:

Title:

Date:

GREAT AMERICAN INSURANCE COMPANY

By:

Name:

Title:

Date: